SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


              Date of Report (or Date of Earliest Event Reported):
                                September 8, 2000


                          HALLWOOOD ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


                          Commission File Number 0-9579



                      Delaware                                        84-1489099
           (State or other jurisdiction of                      (I.R.S. Employer
           incorporation or organization)                 Identification Number)

              4610 South Ulster Street
                      Suite 200
                  Denver, Colorado                                         80237
      (Address of principal executive offices)                        (Zip Code)


       Registrant's telephone number, including area code: (303) 850-7373

ITEM 5.  OTHER EVENTS

On September 8, 2000, Hallwood Energy Corporation ("Hallwood" or the "Company") issued a press release announcing its property acquisition. A copy of this press release is attached hereto as Exhibit 99.1.

On September 14, 2000, Hallwood issued an operational activity update press release. A copy of this press release is attached hereto as Exhibit 99.2

On November 8, 2000 Hallwood issued its third quarter earnings press release. A copy of this press release is attached hereto as Exhibit 99.3.


ITEM 7(c).        EXHIBITS FILED

Exhibit Number    Description

99.1     Property Acquisition Press Release, dated September 8, 2000.
99.2     Operational Activity Update Press Release, dated September 14, 2000.
99.3     Third Quarter Earnings Press Release, dated November 8, 2000.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   November 20, 2000                           Hallwood Energy Corporation

                                                     By:  /s/ Cathleen M. Osborn

                                                             Cathleen M. Osborn
                                                               Vice President

EXHIBIT 99.1

Hallwood Energy Corporation                                FOR IMMEDIATE RELEASE
4610 South Ulster Street                         Contact: William J. Baumgartner
Post Office Box 378111                                            (303) 850-7373
Denver, CO   80237                        website: http://www.hallwoodenergy.com


September 8, 2000
                      HALLWOOD ENERGY CORPORATION ANNOUNCES
                              STRATEGIC ACQUISITION

     Hallwood Energy Corporation (NASDAQ: HECO and HECOP) ("Hallwood") today reported that it purchased certain assets in Texas and Louisiana. Hallwood has acquired interests in 34 producing wells, 5 service wells and 69 inactive wells in five fields located in Chambers, San Patricio and Frio Counties of Texas and St. James and Assumption Parishes of Louisiana. Total consideration was approximately $4 million cash and 417,406 shares of Hallwood common stock. The properties acquired have been independently engineered to include approximately 13 Bcfe of proved reserves. This yields an estimated purchase cost per Mcfe to Hallwood of $0.60.

     Probable, possible and exploratory reserve potential exists throughout the acquisition and most notably in the Lapice Field in Louisiana. The Lapice field was discovered by Shell in 1937 and has produced 42 million barrels of oil to date. Hallwood feels that significant additional recoveries may be gained with the application of 3-D seismic imaging. Russ Meduna, Executive Vice President of Hallwood commented, "Salt domes tend to be geologically complex and are ideally suited to 3-D seismic. 3-D seismic technology has not been employed on this dome and Hallwood estimates unrisked gross reserve potential from this dome, by analogy to other salt domes, could yield between 70 and 100 Bcfe".

     South Mays field of Chambers County Texas contains approximately 4,400 acres of undeveloped leasehold held predominately by existing production and with potential Vicksburg and Frio pay sands. 3-D seismic may be deployed in this area as well.

     Hallwood believes that this acquisition fits strategically with its ongoing Gulf Coast and South Texas activity and Hallwood will operate virtually all of the properties acquired.

     Hallwood Energy Corporation is a public oil and gas company based in Denver, Colorado with properties primarily located in the San Juan Basin in New Mexico and Colorado, South Texas, Permian Basin and onshore South Louisiana.

     This press release may contain projections and other forward-looking statements within the meaning of federal securities laws. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission. Such factors include, among others, risks inherent in exploration and development activities generally, mechanical risks, risks that reserve estimates are inaccurate and uncertainties regarding future gas and oil prices and the availability of capital.
                                      -END-

EXHIBIT 99.2

Hallwood Energy Corporation                                FOR IMMEDIATE RELEASE
4610 South Ulster Street                      Contact:   William  J. Baumgartner
Post Office Box 378111                                      V.P.Finance & C.F.O.
Denver, CO  80237                                                 (303) 850-7373
                                           Website:http://www.hallwoodenergy.com

September 14, 2000

            HALLWOOD ENERGY CORPORATION ANNOUNCES PREFERRED DIVIDEND
                   DECLARATION AND OPERATIONAL ACTIVITY UPDATE

                                    DIVIDEND

Denver, Colorado -- Hallwood Energy Corporation (NASDAQ: HECO and HECOP) ("Hallwood") today announced it has declared a quarterly dividend of $0.25 per Series A Cumulative Preferred Share payable on November 15, 2000 to Preferred Shareholders of record on September 30, 2000.

                                   OPERATIONS

As previously announced, Hallwood purchased interests in 34 producing wells, 5 service wells and 69 inactive wells in five fields located in Chambers, San Patricio and Frio Counties in Texas and St. James and Assumption Parishes in Louisiana. The properties include 13 Bcfe of proved reserves, comprised of 21% proved developed producing reserves 76% proved undeveloped reserves and 3% proved developed non producing reserves. Hallwood plans to spend approximately $4,000,000 over the next two years to develop the PUD and PDNP reserves. Additionally, Hallwood expects to spend more than $2,000,000 over the next two years to acquire or to shoot 3-D seismic imaging in the Lapice Field in Louisiana and in the South Mays Field of Chambers County Texas. The proved developed producing reserves from this acquisition are expected to produce approximately 2.5 MMcfde net to Hallwood.

Hallwood has been active in the Yoakum Gorge area of Lavaca County, Texas since 1998. During 1999 Hallwood completed an acquisition of interests in 34 wells located in this area and since then has participated in the successful drilling and completion of 9 wells. The gross completed well costs in this area range from $2,300,000 to $5,300,000 and the gross reserve potential per well ranges from 3 to 12 Bcfe. Currently in this area, Hallwood is involved in the completion or recompletion of 2 wells, with working interests of 29% and 90%. Hallwood will operate the latter property. During the remainder of the year, Hallwood plans to participate in the drilling of 2 additional wells in the Yoakum Gorge area.

Hallwood, along with many other industry partners, made application to the Colorado Oil and Gas Commission for field wide infill drilling in the Fruitland Coal formation. The application was to reduce the present 320-acre spacing units to 160 acres, because the existing spacing units could not be adequately drained by a single well. Approval was granted in July 2000, and could result in as many as 18 locations on the acreage in which Hallwood has an indirect interest through its special purpose tax credit vehicle. It is not yet known what the economic effect will be of any contractual requirements related to drilling on the tax credit vehicle acreage. Hallwood anticipates that infill drilling could begin as soon as 2001, subject to the resolution of drilling and lease rights issues that currently exist. Gross reserves per well average 4.5 Bcfe with gross average total well costs of $492,000. In addition to the Colorado locations, Hallwood has the potential for 14 similar locations in New Mexico if infill drilling is permitted there. Total completed well costs in this area average $354,000 and average gross reserves per well of 3.6 Bcfe. Overall, Hallwood's drilling program in this area is anticipated to yield finding and development costs of $0.35 to $0.45 per mcfe, on a net basis and net reserve additions of up to 71 Bcfe. Additional upside may exist as evidenced by secondary recovery projects already underway in the San Juan Basin. These pilot secondary recovery projects involving CO2 and Nitrogen injection may be additive to Hallwood properties. There can be no assurance that these projects will yield positive results but current data suggests that an additional 200 Bcfe of gross recoverable gas may exist.

Hallwood's plan to participate in the drilling of an exploration well in South Louisiana during the fourth quarter of 2000 will be moved to the first quarter of 2001 pending rig availability. Hallwood will have an approximate 33% working interest in this well which has unrisked reserve potential of 200 Bcfe. Hallwood also plans to participate in the reentry of a directionally drilled 10,000 foot exploration well in the Big Hum formation from the shore to the bottom hole location under the waters of the Gulf of Mexico. A twenty-three square mile proprietary seismic shoot has been completed in the area. Hallwood will have an approximate 25% working interest in this well which has unrisked reserve potential of 20 Bcfe.

Hallwood is contemplating an infill drilling program in its Greater Permian location. Hallwood estimates that over one hundred 80 acre infill drilling locations exist in this area and that the top 40 prospects could yield a rate of return in excess of 40% at commodity pricing lower than current pricing. West Texas Permian production is very predictable, and a drilling program coupled with an appropriate crude oil hedging program can be expected to yield relatively safe and adequate returns.

Commodity prices have risen dramatically over the last twelve months and Hallwood has benefited from this situation. Based upon our originally forecasted production for calendar 2000, we estimate that a $0.10 change in natural gas prices will produce a $1,400,000 change in revenues, a $0.12 change in cash flow per share and an $0.08 change in earnings per share. Additionally, a $1.00 change in crude oil prices yields a $345,000 change in revenues, a $0.03 change in cash flow per share and a $0.02 change in earnings per share. The above estimates include the effects of existing commodity swaps and collar arrangements.

Hallwood's   original  capital  budget  of  $24,000,000  has  been  adjusted  to
$32,000,000 to reflect share repurchases, property acquisitions and expanded exploration and development activity.

Hallwood Energy Corporation is a public oil and gas company based in Denver, Colorado with properties primarily located in the San Juan Basin in New Mexico and Colorado, South Texas, Permian Basin and onshore South Louisiana.

This press release may contain projections and other forward-looking statements within the meaning of federal securities laws. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission. Such factors include, among others, risks inherent in exploration and development activities generally, mechanical risks, risks that reserve estimates are inaccurate and uncertainties regarding future gas and oil prices and the availability of capital.


                                      ~END~
EXHIBIT 99.3

Hallwood Energy Corporation                                FOR IMMEDIATE RELEASE
4610 South Ulster Street                        Contact:  William J. Baumgartner
Post Office Box 378111                                            (303) 850-6237
Denver, CO 80237                         website:  http://www.hallwoodenergy.com


November 8, 2000

                      HALLWOOD ENERGY CORPORATION ANNOUNCES
                         RESULTS FOR THIRD QUARTER 2000

Denver, Colorado - Hallwood Energy Corporation (NASDAQ: HECO and HECOP0) ("Hallwood") today reported its results for the third quarter and nine months ended September 30, 2000. Hallwood Energy Corporation began operations on June 8, 1999, in connection with the consolidation ("Consolidation") of Hallwood Energy Partners, L.P. ("HEP") and Hallwood Consolidated Resources Corporation and the acquisition of the direct energy interest of The Hallwood Group Incorporated ("Hallwood Group"). For accounting purposes, the Consolidation has been treated as a purchase transaction by HEP. Since HEP was considered to be the acquiring entity, all information for periods prior to June 8, 1999 represents the historical information of HEP. All share and per share information prior to June 8, 1999 has been retroactively restated to reflect the corporate structure of Hallwood.

THIRD QUARTER OF 2000 COMPARED WITH THIRD QUARTER OF 1999

Total revenues for the third quarter of 2000 were $20, 737,000, compared to $16,943,000 for the third quarter of 1999. Gas production was 5.3 bcf for the third quarter of 2000 and 5.5 bcf for the third quarter of 1999. The decrease in gas production is primarily due to the property sales during the first and second quarters of 2000, partially offset by increased production from successful drilling projects during 2000. The price (including hedge effects) received for gas production for the third quarter of 2000 was $2.84 per mcf, compared to $1.95 per mcf for the third quarter of 1999. Approximately 86% of Hallwood's production during the third quarter of 2000 was comprised of natural gas production.

Oil production totaled 149,000 barrels for the third quarter of 2000, compared to 278,000 barrels for the third quarter of 1999. The decrease in oil production is primarily due to property sales during the first and second quarters of 2000. The oil price (including hedge effects) received for third quarter 2000 production was $23.51 per barrel, compared to $18.21 per barrel for the third quarter of 1999.

During the quarter ended September 30, 2000, the common shareholders had net income of $6,767,000, compared to $155,000 during the quarter ended September 30, 1999. Net income per fully diluted share was $0.70 and $0.02 respectively.

Hallwood currently has hedging arrangements in place covering an aggregate of 296,000 barrels of oil and 18.3 bcf of gas that extended through 2002. This represents less than 9% of the Company's total forecasted reserves reported at December 31, 1999. The contract delivered prices under the hedges range from $18.55 to $20.59 per barrel of oil and from $1.95 to $2.16 per mcf of gas.

Hallwood may hedge additional production volumes in the future, but until it does so, its realized prices for the remainder of its production will depend on market conditions. In order to reduce the impact of interest rate fluctuations, the Company has entered into fixed rate swaps of between $45,000,000 and $6,000,000 per year of its variable rate debt through 2004 at interest rates ranging from 5.23% to 5.65%.

Cash flow from operations, before changes in working capital was $13,136,000, or $1.36 per fully diluted share for the third quarter of 2000, compared to $7,476,000, or $0.75 per fully diluted share for the corresponding quarter in 1999. Hallwood's fully diluted weighted average shares outstanding totaled 9,649,000 and 10,000,000 during the third quarters of 2000 and 1999, respectively. The decrease in the fully diluted weighted average shares outstanding was primarily due to the shares repurchased during the first nine months of 2000 partially offset by the Consolidation and by the common shares issued during the third quarter of 2000 in connection with a property acquisition.

FIRST NINE MONTHS OF 2000 COMPARED TO FIRST NINE MONTHS OF 1999

Total revenues for the nine months ended September 30, 2000 was $62,265,000, compared to $38,993,000 for 1999. Oil and gas prices (including hedge effects) averaged $23.80 per barrel and $2.55 per mcf for the first nine months of 2000, compared to $15.52 per barrel and $1.89 per mcf for the first nine months of 1999. Oil and gas production for the first nine months of 2000 was 533,000 barrels and 17.1 bcf, compared to 661,000 barrels and 13.0 bcf for the first nine months of 1999. During the first nine months of 2000 and 1999, the common shareholders had net income of $14,215,000 and $350,000, respectively. Net income was $1.46 per fully diluted common share for the first nine months of 2000, and $0.05 per fully diluted common share for the first nine months of 1999.

THIRD QUARTER OF 2000 COMPARED TO SECOND QUARTER OF 2000

Total revenues for the third quarter of 2000 were $20,737,000 compared to $19,719,000 during the second quarter of 2000. Oil and gas prices (including hedge effects) averaged $23.51 per barrel of oil and $2.84 per mcf of gas during the third quarter of 2000, compared to $23.35 per barrel of oil and $2.70 per mcf of gas during the second quarter of 2000. Oil and gas production for the third quarter of 2000 was 149,000 barrels of oil and 5.3 bcf compared to 130,000 barrels of oil and 5.5 bcf for the second quarter of 2000. Net income to common shareholders was $6,767,000 during the third quarter of 2000 compared to $3,616,000 during the second quarter of 2000. Cash flows from operations before working capital changes totaled $13,136,000 during the third quarter of 2000 compared to $10,536,000 for the second quarter of 2000. The reduction in equivalent volumes is due predominately to the sale of nonstrategic property in the first and second quarters of 2000 partially offset by increased production from successful drilling projects during 2000.

PROPERTY DISCUSSION

During the first nine months of 2000, Hallwood sold its interests in approximately 500 nonstrategic oil and gas wells located in the Keystone, Merkle and Weesatche areas of Texas, as well as various wells in Kansas, Oklahoma, North Dakota and Montana. The net proceeds from all of the Company's property sales during the first nine months of 2000 were $21,437,000 of which $21,000,000 was used to pay down borrowings under Hallwood's line of credit. The completion of these sales has enabled the Company to better focus on its core areas within Colorado, New Mexico, Texas and Louisiana, and at the same time reduce its level of debt and administrative overhead. The wells sold represent approximately 35% of Hallwood's total well count, approximately 16% of Hallwood's reserve value and approximately 11% of the projected year 2000 operating cash flow based on five-year average reserve pricing. As a result of these sales and other overhead reductions, annualized general and administrative costs are expected to decrease by $700,000 to $900,000. Additionally, the disposition of these nonstrategic properties has enabled the Company to reduce its debt to book capitalization ratio to approximately 47%.

During the first nine months of 2000, Hallwood completed a 13,600-foot Bol Mex 3 well in Lafayette Parish, Louisiana. This well is operated by Hallwood and had stabilized production rates of approximately 25,000 mcf per day, 500 barrels of oil per day from lower Bol Mex 3 zones through mid-August, but has since been choked back to its current level of approximately 10,000 mcf of gas per day and 225 barrels of oil per day. Hallwood owns an approximate 35% working interest in the well, which began producing in mid-May. The originally targeted upper zone will remain as behind pipe proved nonproducing reserves while the lower zone is produced. Hallwood's plans in the area include a Bol Mex 16 exploration well testing sands productive in nearby fields. Subject to drilling rig availability, drilling is expected to commence in the first quarter of 2001.

During the first nine months of 2000, HEC participated with three different operators in six drilling or recompletion projects that are located in the Yoakum Gorge area in Lavaca County, Texas. Four of the wells, with working interests of 12.5%, 3.1%, 15.9% and 12.5%, are producing at a combined rate of 8,000 gross mcf per day, and another well having a 28.9% working interest is awaiting a decision on whether to sidetrack the well to a more optimum position relative to area faulting. One recompletion project in which Hallwood has a 28.8% working interest is currently producing 4,500 mcf per day. Hallwood also has a 20.8% working interest in a successful 16,500-foot discovery well that was completed in the Upper Wilcox formation and is currently producing 8,000 mcf per day.

During the first nine months of 2000, Hallwood participated in the completion of two wells drilled during 1999 in the Bell prospect located in Houston County, Texas. The Company may drill one additional well in this area during the fourth quarter of 2000 or in 2001, subject to rig availability. Hallwood will have a 35% working interest in this well.

Hallwood, along with many other industry partners, has made application to the Colorado Oil & Gas Commission for fieldwide infill drilling of the Fruitland Coal Formation. The application was to reduce the present 320-acre spacing units to 160 acres, because the existing spacing units cannot be adequately drained by a single well. Approval was granted in July 2000, and could result in as many as 18 possible locations on the acreage in which Hallwood has an indirect interest through it special purpose tax credit vehicle. Hallwood anticipates that infill drilling in Colorado may begin as soon as 2001, and is actively making preparations to do so. Hallwood historically has not included these locations in its proved reserve base, but plans to classify most of these as proved undeveloped  by year  end.  Fifteen  of the  eighteen  potential  locations  are considered proven undeveloped and should increase proven reserves by approximately 35 bcf. In addition to the Colorado locations, Hallwood has potential for 12 similar locations in New Mexico if infill drilling is permitted there. None of the New Mexico locations are considered proven at this point.

On August 30, 2000, Hallwood completed the acquisition of interests in 34 producing wells, five service wells and 69 inactive wells in five fields, located in South Texas and Louisiana. The acquisition also includes 7,000 acres of undeveloped leasehold and 3-D seismic data. Total consideration included approximately $4,000,000 in cash and 417,406 shares of Hallwood's common stock valued at $3,314,000. Hallwood estimates the acquisition will add approximately 13 bcfe of proven reserves, 21% of which are proved developed producing;
Hallwood believes this acquisition fits strategically with its ongoing activities in the Gulf Coast and South Texas and Hallwood will operate virtually all of the properties acquired.

PRODUCTION AND CAPITAL SPENDING

Hallwood expects total year 2000 production to approximate 27.0 bcfe which will represent an increase of 13% over the 23.8 bcfe produced in 1999. September daily production totaled 67 mmcfe per day which is approximately 5 mmcfe/day lower than June 2000 production rates. The reduction in rate is due primarily to reduced rates from the Bol Mex 3 well described above (4 mmcfe/day net), high line pressure in its South Canyon production area (1 mmcfe/day net) and continuing line pressure problems with San Juan Basin production. Hallwood expects to address the problems causing the rate reductions through remedial downhole procedures which may reinstate higher or initial production rates on the Bol Mex 3 well (if the procedures are deemed to be economically viable), as well as the addition of new gas sales delivery points in the San Juan Basin scheduled for connection this year, which may yield 4 - 5 mmcfde of increased production net to Hallwood. Hallwood is also pursuing line looping with the gatherer for South Canyon, however, no definite plans exist at this time. Hallwood is experiencing what it believes to be an industry wide shortage of oil field goods and services. This shortage has resulted in the delay of drilling certain wells and other work procedures and may continue to cause delays in future periods. Hallwood is unable to quantify the potential impact of the foregoing on estimated production, sales or any other economic barometer.

Capital spending is expected to reach $32 million for the year 2000. Hallwood has not set a budget for the year 2001 and expects to do so in early 2001.

STOCK REPURCHASES

Under the previously reported odd-lot preferred and common stock repurchase offer, HEC repurchased 213,404 shares of common stock on behalf of 6,734 investors at an average price of $6.19 per share and 26,776 shares of preferred stock on behalf of 5,701 investors at an average price of $7.84 per share.

During the first nine months of 2000, HEC also purchased 551,050 shares of common stock at prices ranging from $4.10 to $8.63 per share. HEC also repurchased 43,816 shares of Series A Preferred Stock from its affiliate, Hallwood Group for $303,426.

The Company's management will be holding a teleconference call on Thursday, November 9, 2000, at 9 a.m. Mountain Standard Time to review results for the third quarter and nine months ended September 30, 2000. To participate in the call, please call 800-482-5519, Conference ID# 843043, at least five minutes prior to the scheduled start time.

HEC is a public oil and gas company based in Denver, Colorado with properties primarily located in the San Juan Basin in New Mexico and Colorado, Texas and onshore South Louisiana.

This press release may contain projections and other forward-looking statements within the meaning of federal securities laws. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission. Such factors include, among others, risks inherent in exploration and development activities generally, mechanical risks, risks that reserve estimates are inaccurate and uncertainties regarding future gas and oil prices and the availability of capital.


                           HALLWOOD ENERGY CORPORATION
                        SUMMARIZED FINANCIAL INFORMATION
                           THIRD QUARTER 2000 AND 1999
                   (In thousands except per share and prices)



                                                          Quarter Ended September 30,               Nine Months Ended September 30,
                                                           2000                 1999                 2000                  1999
                                                           ----                 ----                 ----                  ----
                                                                  (Unaudited)                                (Unaudited)

Oil and gas revenue                                        $18,598              $15,643              $56,355                $34,877
Other revenue                                                2,139                1,300                5,910                  4,116
                                                           -------              -------              -------                -------
         Total revenue                                      20,737               16,943               62,265                 38,993
                                                            ------               ------               ------                 ------

Depreciation and depletion                                   6,039                6,423               18,665                 15,235
Other expenses                                               8,977                9,557               28,122                 21,474
                                                           -------              -------               ------                 ------
         Total revenue                                      15,016               15,980               46,787                 36,709
                                                            ------               ------               ------                 ------

Income before income tax expense (benefit)
Income tax expense (benefit)                                (1,612)                 256                 (442)                   182
                                                            ------            ---------             --------               --------
New income                                                $  7,333           $      707              $15,920               $  2,102
                                                           =======            =========               ======                =======
Net income attributable to common shareholders

Net income per share - Basic                            $      .72          $       .02           $     1.46             $      .05
                                                         =========           ==========            =========              =========
Net income per share - Diluted                          $      .70          $       .02           $     1.46             $      .05
                                                         =========           ==========            =========              =========

Production:
     Oil - barrels                                             149                  278                  533                    661
     Gas - mcf                                               5,308                5,476               17,095                 13,016

Price:
     Oil - per barrel                                       $23.51               $18.21               $23.80                 $15.52
     Gas - per mcf                                         $  2.84              $  1.95              $  2.55                $  1.89